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                                                                     EXHIBIT 3.4



July 28, 1998

Minera Motagua, S.A.
30 calle 13-48
Zone 5
Guatemala City
Guatemala


Attention: Mr. Roberto Destarac & Mr. Roberto Velasquez


Gentlemen,

This letter is to acknowledge our verbal agreements regarding the exchange of four of the original mineral concessions acquired from you and the acquisition of two additional mineral concessions.

The following four concessions have been dropped: Atlin, Carmona, El Rejon and El Trunfol.

The following six concessions have been added at no additional cost to Aurora Gold's existing package of Guatemalan mineral concessions: Auguas Calientes, Apantes, El Valentoni, La Esperanza, Miramundo and Tesora.

If any of the six newly assigned concessions are in other names than Aurora Gold S.A., we agree to keep them in those names and accept undertakings from the person(s) involved.



Yours sincerely,


"David Jenkins"

David Jenkins
President



Accepted and acknowledged by either Roberto Destarac or Roberto Velasquez This 28th day of July 1998.


"Roberto Velasquez"

Roberto Velasquez


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